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THE READER'S DIGEST ASSOCIATION, INC.

Media: William Adler, (914) 244-7585 william.adler@readersdigest.com Investor Relations: Richard Clark, (914) 244-5425 richard.clark@readersdigest.com

                     READER'S DIGEST ANNOUNCES GUIDANCE FOR
                           FISCAL 2001 FOURTH QUARTER

             COMPANY TAKES FOURTH-QUARTER CHARGES FOR RESTRUCTURING
                           AND INVESTMENT WRITE-DOWNS

               READER'S DIGEST REORGANIZES ITS U.S. BOOK BUSINESS
                  AND CUTS COSTS TO STRENGTHEN OPERATING PROFIT

PLEASANTVILLE, N.Y., July 25, 2001 - The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today provided earnings guidance in advance of its scheduled August 14 announcement of Fiscal 2001 results. The preliminary results reflect a lowered estimate for fourth-quarter Fiscal 2001 earnings to $0.05 per share, versus the previous estimate of $0.18 - $0.21 per share. In addition, the company announced a one-time fourth-quarter charge totaling $60 million, or $0.27 per share. About half of the charge is for severance related to global re-engineering and a restructuring of U.S. Books and Home Entertainment (BHE). The remainder is for impairment write-downs to reflect lower valuations for several investments.

         In the first half of Fiscal 2001, Reader's Digest had higher revenues and recorded its tenth and eleventh consecutive quarters of year-over-year operating profit growth. The majority of the company's international businesses, as well as Books Are Fun, QSP, the financial services alliances and Young Families, were strong for the full fiscal year. But in the second half, most of the company's U.S. core businesses had sharp reversals, driven by the soft economy, weakness in the direct-mail industry, lower responses to certain products, and changes to promotions related to the multi-state agreement on sweepstakes marketing. The area most affected was U.S. BHE, notably single-sales products. This contributed to a decision to restructure the U.S. BHE business, as
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described below. At the same time, an industry-wide advertising slump affected all of the company's U.S. magazines, including Reader's Digest and especially the smaller special interest publications. As a result of the significant profit falloff in the second half of Fiscal 2001, annual variable compensation programs will be greatly reduced, with none being paid to employees except in a few countries outside of the United States. The preliminary fourth-quarter results include the reversal of accruals of $19 million for the company's variable compensation programs.

         The fourth-quarter charge includes severance costs for reductions in the company's workforce as part of global re-engineering programs, and the U.S. BHE restructuring. It also reflects impairment charges for the value of the company's investments in BrandDirect Marketing, Schoolpop, e-finet.com and WebMD.

         The company announced several moves to reduce costs and improve profitability:

         - Acceleration of global re-engineering efforts to remove $150 million from the cost base through Fiscal 2004. This includes $100 million in previously announced supply-chain initiatives, plus process changes and reductions in force. Most of the re-engineering savings are expected to be realized after Fiscal 2002.

         - A top-to-bottom reorganization of U.S. BHE, replacing the old structure with six strategic business units built around customer affinities: entertainment, health, home, reading, trade publishing and Young Families. The new organization is designed to be lean and entrepreneurial to improve efficiency and time to market.

         - Ceasing publication of Walking effective with the September/October issue and selling its subscription list assets. The magazine had been unprofitable. Unlike the company's other U.S. titles, it did not have adequate sources of new subscribers.
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         "The most significant of these moves, in the long term, is the transformation of our U.S. BHE business," Ryder said. "Its new organization is designed to reduce risk, to respond more quickly to opportunities and to operate more profitably."

         The business softness has also affected the company's cash flows. Net borrowings at year-end were approximately $140 million, up from $100 million at the end of the third quarter, primarily reflecting continued softness in the U.S. businesses.

          "We expect that both operating profit and revenue for Fiscal 2001 will be about flat with last year," Ryder said. "Given the softness in our U.S. core business and continuing economic problems in Brazil and Argentina, we expect business weakness to continue into the first quarter of Fiscal 2002 and earnings to be significantly lower than the year-ago quarter. Although we are confident in our strategy for the long-term growth of our business, at this point we do not have enough information about the new year to feel comfortable giving further guidance."

         The Reader's Digest Association, Inc., is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Products include Reader's Digest, the most widely read magazine in the world. The company's main Web site is at www.rd.com. Revenues were $2.6 billion for the fiscal year ended June 30, 2000. Global headquarters are located at Pleasantville, New York.

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This release may include "forward-looking statements" within the meaning of the
Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its
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reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

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